LIFE PARTNERS HOLDINGS, INC.

ANNOUNCES NEW INSTITUTIONAL RELATIONSHIP

Waco, TX (August 30, 2007) - Life Partners Holdings, Inc. (NASDAQ GM: LPHI), announced today that its primary operating subsidiary, Life Partners, Inc., has signed an agreement to originate life settlements for a special purpose entity that has funding committed by WestLB AG, a major international financial institution. WestLB AG is not affiliated with Life Partners and the committed facility imposes no debt or other material contractual obligations on Life Partners.

Life Partners said its ordinary business model will be unaffected by the addition of the new institutional relationship and that any earnings from the new agreement would be in addition to its previous earnings projections. Funding of polices under the agreement could result in an increase in anticipated earnings by Life Partners during the remainder of this current fiscal year.

About WestLB

WestLB AG is one of Germany’s leading financial services providers and offers the full range of products and services of a universal bank, focusing on lending, structured finance, capital market and private equity products, private banking, asset management, transaction services and real estate finance. WestLB has total assets of €295.9 billion, as of August 30, 2007. For more information, please visit www.westlb.com.

In the United States, certain securities, trading, brokerage and advisory services are provided by WestLB’s wholly owned subsidiary WestLB Securities Inc., a registered broker-dealer and member of the NASD and SIPC.

About Life Partners

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, known as “life settlements.” Since its inception, Life Partners has generated a total business volume of over $800 million in face value of policies for its worldwide client base of over 15,000 high net worth individuals and institutions.

Visit our website at: www.lphi.com

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, and the value of our new contract signings, backlog and business pipeline, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-KSB. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

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